CONTACT:  SHIRLEY HOSOI                      JOSH PEKARSKY
               FIRST INTERSTATE BANCORP           KEKST AND COMPANY
               (213) 614-3043                     (212) 593-2655

                                                  FOR IMMEDIATE RELEASE

     DEPARTMENT OF JUSTICE REQUESTS INFORMATION ON ANTITRUST ISSUES RAISED BY WELLS FARGO'S HOSTILE BID FOR FIRST INTERSTATE

     -- DOJ REQUESTS DATA ON 37 CALIFORNIA MARKETS --

     -- RAISES SERIOUS TIMING ISSUES FOR WELLS
     FARGO, CONTRARY TO STATEMENT BY WELLS CEO MADE EARLIER TODAY

     LOS ANGELES, CALIFORNIA, DECEMBER 21, 1995 - First Interstate Bancorp (NYSE: I) yesterday received a request for information from the U.S. Department of Justice (DOJ) Antitrust Division relating to the competitive impact a Wells Fargo takeover would have in 37 of the 48 California markets in which the two banks have overlapping operations. These include such major California markets as Los Angeles, San Francisco, Sacramento and San Diego. In its application to the Federal Reserve Board, Wells Fargo has proposed to make divestitures in only 14 markets. First Interstate has not received a similar request for information from the DOJ relating to its agreed merger with First Bank System, which does not present any antitrust issues.

     Among other things, the DOJ request seeks extensive information relating to competition in making commercial and industrial loans, which are loans unsecured by real estate, to small and medium sized businesses. The extension of unsecured business loans to these markets has been an area of particular concern to the Department of Justice Antitrust Division because it is a marketplace often not served by thrifts and non-bank competitors and only fully served by commercial banking institutions. In addition, the DOJ has requested significant information about both First Interstate's California branch network as well as individual First Interstate branches.

     "The extensive nature of the DOJ Antitrust Division's request raises serious questions about the magnitude of divestitures Wells has said it would have to make and even more serious questions about Wells' ability to match the speed and certainty of our agreed merger with First Bank," said William E. B. Siart, First Interstate's Chairman and Chief Executive Officer. "This request, which was received by us yesterday, also raises troubling questions about the credibility of Wells' management, which earlier today stated that Wells is on 'essentially the same timeline' as First Bank. Clearly, it is not."

                                #     #     #